Exhibit 99.1
OREXIGEN THERAPEUTICS ANNOUNCES PRICING OF ITS
FOLLOW-ON OFFERING
San Diego, CA, January 24, 2008 — Orexigen™ Therapeutics, Inc. (NASDAQ: OREX) today announced the public offering of 7,000,000 shares of common stock at a price of $11.00 per share. All shares are being offered by Orexigen. In addition, Orexigen has granted the underwriters a 30-day option to purchase an additional 1,050,000 shares to cover overallotments, if any. Merrill Lynch & Co. acted as sole book-running manager and Leerink Swann LLC acted as co-lead manager for the offering. JMP Securities LLC, Lazard Capital Markets, Canaccord Adams Inc. and Natixis Bleichroeder Inc. acted as co-managers for the offering.
A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 23, 2008. Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained from: Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.
About Orexigen Therapeutics
Orexigen™ Therapeutics, Inc. is a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of central nervous system disorders, including obesity. Orexigen’s lead combination product candidates targeted for obesity are Contrave™, which is in Phase III clinical trials, and Empatic™, which is in the later stages of Phase II clinical development.
Orexigen Therapeutics, Inc., 12481 High Bluff Drive, Suite 160, San Diego, CA 92130